Exhibit 99.1

FOR IMMEDIATE RELEASE
Investor Relations Contact:
Paul Taaffe
(704) 227-3623
ptaaffe@fairpoint.com

Media Contact:
Angelynne Beaudry
(207) 535-4129
aamores@fairpoint.com

FAIRPOINT COMMUNICATIONS REPORTS
2016 THIRD QUARTER RESULTS

•	Ethernet revenue was 12.0% of total revenue in the quarter as circuits increased 9.5% year-over-year

•	Revenue of $207.1 million for the quarter and $620.5 million year-to-date

•	Net income of $40.2 million for the quarter and $88.1 million year-to-date

•	Adjusted EBITDA[1] of $63.9 million for the quarter and $188.9 million year-to-date

•	Net cash provided by operating activities of $26.1 million for the quarter and $96.5 million year-to-date

•	Unlevered Free Cash Flow[1] of $24.4 million for the quarter and $90.6 million year-to-date

Charlotte, N.C. (November 2, 2016) - FairPoint Communications, Inc. (Nasdaq: FRP) (“FairPoint” or the “Company”), a leading communications provider, today announced its financial results for the third quarter ended September 30, 2016. As previously announced, the Company will hold a conference call and simultaneous webcast to discuss its results today at 8:30 a.m. (EDT).

“We remain focused on improving our customers’ experience and our third quarter results show continued progress in our efforts to transform revenue while mitigating losses in legacy products,” said Paul H. Sunu, Chief Executive Officer. “Total revenue was up slightly from the second quarter and growth revenue contributed 31.7% of that total. In addition, expenses remained well managed to continue to deliver solid profitability.”
“Efforts continue to harden our network and evolve our product and service offering to provide effective communications solutions.” Sunu continued. “Our investments to extend our fiber footprint and upgrade network equipment to provide faster broadband speeds are increasing service reliability, reducing churn and better positioning us to compete for residential broadband customers. In addition, we continue to develop new products and capabilities to more effectively serve small and medium sized businesses which are an important element of many of our markets.”
Operating Highlights

The Company executed well through the peak summer storm season as improved operational performance reduced overtime expense by approximately 9% versus last year's third quarter.

Strategic investments in the network continued during the quarter, which strengthened service reliability and helped solidify the Company’s competitive position.

The Company is focused on driving growth revenue2 as a critical component of its continued revenue transformation. In the third quarter of 2016, the Company generated growth revenue of $65.6 million or 31.7% of total revenue.

Broadband revenue grew quarter over quarter driven by seasonal reconnects, rate increases and existing customer speed upgrades. Network investments and targeted marketing efforts stimulated demand in the quarter.

In the third quarter of 2016, Ethernet services revenue was $24.9 million, or 12.0% of total revenue as compared to $24.8 million or 11.2% of total revenue in the third quarter of 2015, as Ethernet circuits grew 9.5% year-over-year. Growth in the Company's Ethernet products is expected to continue based on demand from customers such as regional banks, healthcare networks and wireless carriers, although the commoditization of Ethernet services will continue to pressure average revenue per unit over time.

The Company continues to drive growth in advanced services including hosted services revenue. The acquisition of Communication Technologies, Inc. (CTI), a Maine-based value added reseller of unified communications, data networking and cabling infrastructure solutions, in July is an example of the Company’s efforts to acquire capabilities that accelerate its product development pipeline to better serve business customers’ advanced services needs. While still a relatively small part of total revenue, these growth-related revenues provide state of the art services to a growing customer base.

As of September 30, 2016, FairPoint had 2,649 employees, a decrease of 79 employees versus a year ago.

Financial Highlights

Third Quarter 2016 as compared to Second Quarter 2016

Revenue increased $0.5 million during the third quarter of 2016 to $207.1 million.

The following strategic revenue categorization2 is presented to provide visibility into revenue trends for the Company as a result of product and service evolution within our industry as well as the Company's efforts to continue to transform revenue to more sustainable growth products. We intend to present this strategic revenue categorization each quarter.

•
Growth revenue increased $1.8 million, or 2.8%, primarily due to growth in broadband revenue from seasonal subscribers, rate increases and customer speed upgrades which more than fully offset a decline in broadband subscribers, as well as an increase in hosted and advanced services revenue, which included revenue from CTI.

•	Convertible revenue[2] decreased $1.1 million as customers continued to migrate from non-Ethernet circuits and businesses shifted from traditional voice products to VoIP and hosted products.

•
Legacy revenue[2] was down $1.0 million resulting from the decline in legacy switched access revenue partially offset by growth in residential voice revenue. Residential voice revenue increased due to rate increases and seasonally higher long distance usage offset by fewer lines in service.

•	Regulatory funding revenue[2] decreased $0.4 million due to the scheduled step-down in CAF Phase II transitional revenue which occurred at the beginning of August.

•	Miscellaneous revenue[2] increased $1.2 million primarily due to revenue assurance activities and higher revenue from special purpose construction projects in the third quarter of 2016.

The following traditional categorization of revenue is presented to provide reporting continuity.

•	Voice services revenue decreased $0.2 million primarily due to fewer lines in service partially offset by increased revenue from rate increases and seasonally higher long distance usage.

•
Access revenue decreased $1.5 million due to the continued loss and conversion of legacy transport circuits to fiber-based Ethernet services and the annual NECA cost study true-up in the third quarter of 2016.

•
Data and Internet services revenue increased $1.3 million driven by higher broadband revenue due to seasonal subscribers, rate increases and speed upgrades partially offset by broadband subscriber declines.

•	Regulatory funding revenue decreased $0.4 million due to the scheduled step-down in CAF Phase II transitional revenue which occurred at the beginning of August.

•	Other services revenue increased $1.4 million primarily due to the inclusion of revenue from CTI and higher revenue from special purpose construction projects in the third quarter of 2016.

Operating expenses, excluding depreciation and amortization, decreased $15.0 million to $74.2 million in the third quarter of 2016 compared to $89.3 million in the second quarter of 2016 primarily resulting from lower OPEB expense.

Adjusted Operating Expenses1 were $143.3 million in the third quarter of 2016 compared to $143.5 million in the second quarter of 2016. Lower operating taxes and marketing expense were partially offset by higher building-related expense and seasonally higher employee costs in the quarter.

Net income was $40.2 million in the third quarter of 2016 compared to $29.3 million in the second quarter of 2016. The change was primarily due to lower OPEB expense partially offset by higher income tax expense.

Adjusted EBITDA increased $0.8 million to $63.9 million in the third quarter of 2016 compared to $63.1 million in the second quarter of 2016. The increase was driven by higher revenue and favorable Adjusted Operating Expenses.

Capital expenditures were $30.2 million in the third quarter of 2016 compared to $26.8 million in the second quarter of 2016. The increase was primarily due to the timing of planned capital projects.

Cash was $33.1 million as of September 30, 2016 compared to $41.1 million as of June 30, 2016. The decrease was primarily due to the scheduled timing of the semi-annual interest payment on the Company's senior notes. Total gross debt outstanding was $917.6 million as of September 30, 2016, after the regularly scheduled principal payment of $1.6 million on the term loan made during the third quarter of 2016, as compared to $919.2 million as of June 30, 2016. The Company's $75.0 million revolving credit facility was undrawn, with $60.2 million available for borrowing after applying $14.8 million of outstanding letters of credit.

Net cash provided by operating activities was $26.1 million in the third quarter of 2016 compared to $46.4 million in the second quarter of 2016. The decrease was primarily due to the semi-annual interest payment on the Company's senior notes and increased pension contributions compared to the second quarter.

Unlevered Free Cash Flow was $24.4 million in the third quarter of 2016 compared to $31.5 million in the second quarter of 2016. Unlevered Free Cash Flow was lower in the third quarter of 2016 primarily due to higher pension contributions, capital expenditures and OPEB payments, partially offset by higher Adjusted EBITDA.

Third Quarter 2016 as compared to Third Quarter 2015

Revenue was $207.1 million in the third quarter of 2016 compared to $221.6 million a year earlier.

Strategic revenue categorization:

•
Growth revenue increased by $2.3 million as we experienced growth in broadband revenue from speed upgrades and rate increases, as well as hosted and advanced services revenue due to the inclusion of revenue from CTI and customer growth, compared to the prior year.

•	Convertible revenue decreased by $6.3 million as customers continued to migrate from non-Ethernet circuits and businesses shifted from traditional voice products to VoIP and hosted products.

•	Legacy revenue decreased by $6.1 million resulting from a decline in voice access lines and legacy switched access revenue versus a year ago.

•
Regulatory funding revenue decreased $5.2 million primarily due to the timing of CAF Phase II transitional revenue. The third quarter of 2015 included a year-to-date true-up of transitional revenue following our August 2015 acceptance of CAF Phase II funding.

•	Miscellaneous revenue increased $0.8 million due to revenue assurance activities.

The following traditional categorization of revenue is presented to provide reporting continuity.

•	Voice services revenue declined $6.3 million resulting from the loss of voice access lines versus a year ago combined with lower long distance usage.

•	Access revenue declined $5.3 million due to the continued loss and conversion of legacy transport circuits to Ethernet services.

•	Data and Internet services revenue increased $1.5 million as speed upgrades and price increases on broadband products more than fully offset subscriber declines.

•
Regulatory funding revenue decreased $5.2 million primarily due to the timing of CAF Phase II transitional revenue. The third quarter of 2015 included a year-to-date true-up of transitional revenue following our August 2015 acceptance of CAF Phase II funding.

•	Other services revenue increased $1.0 million primarily due to the inclusion of revenue from CTI.

Operating expenses, excluding depreciation and amortization, decreased $18.6 million to $74.2 million in the third quarter of 2016 compared to $92.8 million in the third quarter of 2015 primarily due to lower OPEB expense, lower employee expenses and lower bad debt expense partially offset by increased pension expense.

Adjusted Operating Expenses were $143.3 million in the third quarter of 2016 compared to $154.9 million in the third quarter of 2015. The decrease was primarily the result of lower employee costs, lower network costs and lower bad debt expense partially offset by higher operating taxes. Lower employee costs primarily resulted from lower salary costs due to fewer headcount, a lower bonus accrual and lower overtime expense. The third quarter of 2015 included an operating tax settlement.

Net income was $40.2 million in the third quarter of 2016 compared to $53.1 million in the third quarter of 2015. The change was primarily due to higher income tax expense partially offset by higher operating income. Net income was positive in the third quarter of 2016 and 2015 largely due to the non-cash GAAP treatment for the change in the liability of the OPEB plan due to the elimination of post-employment health benefits for active represented employees. The impact of this treatment will continue through 2016, but we do not expect that it will impact our cash income taxes or change our accumulated federal net operating loss carryforwards.

Adjusted EBITDA was $63.9 million in the third quarter of 2016 compared to $66.7 million a year earlier. The decrease is due to lower revenue partially offset by operating expense savings.

Capital expenditures were $30.2 million in the third quarter of 2016 compared to $28.2 million a year earlier.

Net cash provided by operating activities was $26.1 million in the third quarter of 2016 compared to $37.9 million in the third quarter of 2015. The decrease was primarily due to the CAF Phase II transitional funding in the third quarter of 2015 as well as higher pension contributions in the third quarter of 2016.

Unlevered Free Cash Flow of $24.4 million in the third quarter of 2016 decreased $8.7 million compared to $33.1 million in the third quarter of 2015. The decrease was due to higher pension contributions, lower Adjusted EBITDA and higher capital expenditures.
_________________
1 Unlevered Free Cash Flow, Adjusted EBITDA and Adjusted Operating Expenses are non-GAAP financial measures. Additional information regarding the calculation of these non-GAAP measures and a reconciliation to net income are contained under "Use of Non-GAAP Financial Measures" and in the attachments to this press release.
2 Additional information and definitions for regulatory funding revenue and strategic revenue categorization and its components are contained in the attachments to this press release.

2016 Guidance

For full year 2016, the Company expects to generate $110 million to $120 million of Unlevered Free Cash Flow. In addition, Adjusted EBITDA is expected to be $245 million to $255 million, annual capital expenditures are expected to be approximately$115 million and aggregate annual cash pension contributions and cash OPEB payments are expected to be approximately $22 million for full year 2016. We expect our aggregate cash pension contributions and cash OPEB payments to be approximately $24 million for full year 2017.

The Company is not able to provide a reconciliation of its forward-looking non-GAAP financial measures to GAAP measures because the Company does not forecast certain items used to prepare net income in accordance with GAAP.

Quarterly Report

The information in this press release should be read in conjunction with the financial statements and footnotes contained in the Company's Quarterly Report on Form 10-Q for the period ended September 30, 2016, which will be filed with the SEC no later than November 9, 2016. The Company's results for the quarter ended September 30, 2016 are subject to the completion of such quarterly report.

Conference Call Information

As previously announced, FairPoint will hold a conference call and simultaneous webcast to discuss its third quarter 2016 results today at 8:30 a.m. (EDT).

A live broadcast of the earnings conference call will be available online at www.fairpoint.com/investors. An online replay will be available shortly thereafter.

As an alternative to the webcast, participants can also call (877) 527-1570 (US/Canada) or (615) 247-0090 (international) and enter passcode 1772148 when prompted. The title of the call is the Third Quarter 2016 FairPoint Communications, Inc. Earnings Conference Call.

A telephonic replay will be available for anyone unable to participate in the live call. To access the replay, call (855) 859-2056 (US/Canada) or (404) 537-3406 (international) and enter the passcode 1772148 when prompted. The recording will be available from Wednesday, November 2, 2016, at 12:30 p.m. (EDT) through Wednesday, November 9, 2016, at 11:59 p.m. (EDT).

Use of Non-GAAP Financial Measures

This press release includes certain non-GAAP financial measures, including but not limited to Adjusted EBITDA, Adjusted EBITDA minus Estimated Avoided Costs, Unlevered Free Cash Flow and Unlevered Free Cash Flow minus Estimated Avoided Costs, Adjusted Operating Expenses, Adjusted Operating Expenses plus Estimated Avoided Costs and the adjustments to the most directly comparable GAAP measure used to determine the non-GAAP measures. Management believes Adjusted EBITDA provides a useful measure of covenant compliance, Unlevered Free Cash Flow may be useful to investors in assessing the Company's ability to generate cash and meet its debt service requirements and Adjusted Operating Expenses may be useful to investors in understanding period-to-period operating performance. The maintenance covenants contained in the Company's credit facility are based on Consolidated EBITDA, which is consistent with the calculation of Adjusted EBITDA included in the attachments to this press release.

For purposes of calculating Adjusted EBITDA (in accordance with the definition of Consolidated EBITDA in our credit agreement), costs, expenses and charges related to the renegotiation of labor contracts including, but not limited to, expenses for third-party vendors and losses related to disruption of operations (including any associated penalties under service level agreements and regulatory performance plans) are permitted to be excluded from the calculation. We believe this includes, among others, the costs paid to third-parties for the contingent workforce and service quality penalties due to the disruption of operations. On October 17, 2014, two of our labor unions in northern New England initiated a work stoppage and returned to work on February 25, 2015. As a result, significant union employee and vehicle and other related expenses related to northern New England were not incurred between October 17, 2014 and February 24, 2015 (the "work stoppage period"). Therefore, to assist in the evaluation of the Company's operating performance without the impact of the work stoppage, we estimated the union employee and vehicle and other related expenses using historical data for the work stoppage period by quarter that we believe would have been incurred absent the work stoppage ("Estimated Avoided Costs"). Estimated Avoided Costs is a pro forma estimate only. Actual costs absent the strike may have been different. In the first quarter of 2015, had our incumbent workforce been in place, actual labor costs during the work stoppage period may have been higher than the $27 million recorded as Estimated Avoided Costs due to significant winter storm activity that increased our service demands; however, those incremental storm-related costs would have been an allowed add back to Adjusted EBITDA under the credit agreement. Estimated employee expenses avoided during the work stoppage period include salaries and wages, bonus, overtime, capitalized labor, benefits, payroll taxes, travel expenses and other employee related costs based on a trailing 12-month average calculated per striking employee per day during the work stoppage period less any actual expense incurred. Estimated vehicle fuel and maintenance expense savings, which resulted from the contingent workforce utilizing their own vehicles, for the work stoppage period were estimated based on a trailing 12-month average of historical costs less actual expense incurred. "Adjusted EBITDA minus Estimated Avoided Costs", "Unlevered Free Cash Flow minus Estimated Avoided Costs" and "Adjusted Operating Expenses plus Estimated Avoided Costs" may be useful to investors in understanding our operating performance without the impact of the two unions' work stoppage.

The Company believes that the non-GAAP measures may be useful to investors in understanding period-to-period operating performance and in identifying historical and prospective trends that may not otherwise be apparent when relying solely on GAAP financial measures. In addition, the non-GAAP measures are useful for investors because they enable them to view performance in a manner similar to the method used by the Company’s management.

However, the non-GAAP financial measures, as used herein, are not necessarily comparable to similarly titled measures of other companies. Furthermore, these non-GAAP measures have limitations as analytical tools and should not be considered in isolation from, or as an alternative to, net income or loss, operating income, cash flow or other combined income or cash flow data prepared in accordance with GAAP. Because of these limitations, Adjusted EBITDA, Adjusted EBITDA minus Estimated Avoided Costs, Unlevered Free Cash Flow, Unlevered Free Cash Flow minus Estimated Avoided Costs, Adjusted Operating Expenses, Adjusted Operating Expenses plus Estimated Avoided Costs and related ratios should not be considered as measures of discretionary cash available to invest in business growth or reduce indebtedness. The Company compensates for these limitations by relying primarily on its GAAP results and using the non-GAAP measures only supplementally. A reconciliation of Adjusted EBITDA, Adjusted EBITDA minus Estimated Avoided Costs, Unlevered Free Cash Flow and Unlevered Free Cash Flow minus Estimated Avoided Costs to net income is contained in the attachments to this press release.

About FairPoint Communications, Inc.

FairPoint Communications, Inc. (Nasdaq: FRP) provides advanced data, voice and video technologies to single and multi-site businesses, public and private institutions, consumers, wireless companies and wholesale re-sellers in 17 states. Leveraging an owned, fiber-based Ethernet network — with more than 21,000 route miles of fiber, including approximately 17,000 route miles of fiber in northern New England — FairPoint has the network coverage, scalable bandwidth and transport capacity to support enhanced applications, including the next generation of mobile and cloud-based communications, such as small cell wireless backhaul technology, voice over IP, data center colocation services, managed services and disaster recovery. For more information, visit www.FairPoint.com.

Cautionary Note Regarding Forward-looking Statements

Some statements herein or discussed on our earnings conference call are known as “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements include, but are not limited to, statements about the Company's plans, objectives, expectations and intentions and other statements contained herein that are not historical facts. When used herein, the words “expects,” “anticipates,” “intends,” “plans,” “believes,” “seeks,” “estimates”, "should", "could", "may", "will" and similar expressions are generally intended to identify forward-looking statements. Because these forward-looking statements involve known and unknown risks and uncertainties, there are important factors that could cause actual results, events or developments to differ materially from those expressed or implied by these forward-looking statements, including the Company's plans, objectives, expectations and intentions and other factors, including the risk factors discussed in our Annual Report on Form 10-K for the fiscal year ended December 31, 2015 and the factors discussed in our Quarterly Report on Form 10-Q for the period ended September 30, 2016. You should not place undue reliance on such forward-looking statements, which are based on the information currently available to us and speak only as of the date hereof. Except as required by law, the Company does not undertake any obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, changes in expectations or otherwise. However, your attention is directed to any further disclosures made on related subjects in the Company's subsequent reports filed with the SEC.

Certain information contained herein or discussed on our earnings conference call may constitute guidance as to projected financial results and the Company's future performance that represent management's estimates as of the date hereof. This guidance, which consists of forward-looking statements, is prepared by the Company's management and is qualified by, and subject to, certain assumptions. Guidance is not prepared with a view toward compliance with published guidelines of the American Institute of Certified Public Accountants, and neither the Company's independent registered public accounting firm nor any other independent expert or outside party compiles or examines the guidance and, accordingly, no such person expresses any opinion or any other form of assurance with respect thereto. Guidance is based upon a number of assumptions and estimates that, while presented with numerical specificity, are inherently subject to significant business, economic and competitive uncertainties and contingencies, many of which are beyond the Company's control and are based upon specific assumptions with respect to future business decisions, some of which will change. Management generally states possible outcomes as high and low ranges which are intended to provide a sensitivity analysis as variables are changed but are not intended to represent actual results, which could fall outside of the suggested ranges. The principal reason that the Company releases this data is to provide a basis for management to discuss the Company's business outlook with analysts and investors. The Company does not accept any responsibility for any projections or reports published by any such outside analysts or investors. Guidance is necessarily speculative in nature and it can be expected that some or all of the assumptions of the guidance furnished by us will not materialize or will vary significantly from actual results. Accordingly, the Company's guidance is only an estimate of what management believes is realizable as of the date hereof. Actual results will vary from the guidance and the variations may be material. Investors should also recognize that the reliability of any forecasted financial data diminishes the farther in the future that the data is forecast. In light of the foregoing, investors are urged to put the guidance in context and not to place undue reliance on it.

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FAIRPOINT COMMUNICATIONS, INC. AND SUBSIDIARIES
Consolidated Balance Sheets
September 30, 2016 and December 31, 2015
(in thousands, except share data)

	September 30, 2016	December 31, 2015
	(unaudited)
Assets:
Cash	$33,071	$26,560
Accounts receivable, net	63,162	60,136
Prepaid expenses	23,874	24,410
Other current assets	3,985	5,030
Total current assets	124,092	116,136
Property, plant and equipment, net	1,042,259	1,118,781
Intangible assets, net	78,701	83,879
Restricted cash	652	651
Other assets	3,061	3,079
Total assets	$1,248,765	$1,322,526

Liabilities and Stockholders' Deficit:
Current portion of long-term debt	$6,400	$6,400
Current portion of capital lease obligations	1,207	918
Accounts payable	28,504	28,157
Accrued interest payable	3,420	9,983
Accrued payroll and related expenses	22,057	24,753
Other accrued liabilities	51,522	50,018
Total current liabilities	113,110	120,229
Capital lease obligations	1,363	1,223
Accrued pension obligations	143,777	150,562
Accrued post-employment benefit obligations	92,868	94,042
Deferred income taxes, net	23,036	35,075
Other long-term liabilities	16,801	22,739
Long-term debt, net of current portion	898,778	900,145
Total long-term liabilities	1,176,623	1,203,786
Total liabilities	1,289,733	1,324,015
Stockholders' deficit:
Common stock, $0.01 par value, 37,500,000 shares authorized, 27,073,540 and 26,921,066 shares issued and outstanding at September 30, 2016 and December 31, 2015, respectively	271	269
Additional paid-in capital	526,325	521,842
Retained deficit	(619,502)	(707,592)
Accumulated other comprehensive income	51,938	183,992
Total stockholders' deficit	(40,968)	(1,489)
Total liabilities and stockholders' deficit	$1,248,765	$1,322,526

FAIRPOINT COMMUNICATIONS, INC. AND SUBSIDIARIES
Consolidated Statements of Operations
Three and Nine Months Ended September 30, 2016 and 2015
(Unaudited)
(in thousands, except per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2016	2015	2016	2015
Revenues	$207,141	$221,569	$620,514	$649,641
Operating expenses:
Cost of services and sales, excluding depreciation and amortization	95,830	100,718	294,171	333,067
Other post-employment benefit and pension expense	(67,428)	(57,568)	(174,142)	(116,926)
Selling, general and administrative expense	45,838	49,688	145,614	158,968
Depreciation and amortization	54,918	56,296	167,661	167,420
Reorganization related expense	—	6	—	33
Total operating expenses	129,158	149,140	433,304	542,562
Income from operations	77,983	72,429	187,210	107,079
Other income/(expense):
Interest expense	(20,698)	(20,186)	(61,891)	(59,979)
Other, net	91	153	344	425
Total other expense	(20,607)	(20,033)	(61,547)	(59,554)
Income before income taxes	57,376	52,396	125,663	47,525
Income tax (expense)/benefit	(17,169)	658	(37,573)	581
Net income	$40,207	$53,054	$88,090	$48,106

Weighted average shares outstanding:
Basic	26,870	26,676	26,847	26,640
Diluted	27,084	27,004	27,041	26,952

Income per share, basic	$1.50	$1.99	$3.28	$1.81

Income per share, diluted	$1.48	$1.96	$3.26	$1.78

FAIRPOINT COMMUNICATIONS, INC. AND SUBSIDIARIES
Consolidated Statements of Cash Flows
Nine Months Ended September 30, 2016 and 2015
(Unaudited)
(in thousands)

	Nine Months Ended September 30,
	2016	2015
Cash flows from operating activities:
Net income	$88,090	$48,106
Adjustments to reconcile net income to net cash provided by operating activities:
Deferred income taxes	37,180	(1,603)
Provision for uncollectible revenue	(704)	5,606
Depreciation and amortization	167,661	167,420
Other post-employment benefits	(185,024)	(127,356)
Qualified pension	(4,517)	(2,001)
Stock-based compensation	5,000	5,306
Other non-cash items	3,775	3,114
Changes in assets and liabilities arising from operations:
Accounts receivable	(1,963)	1,415
Prepaid and other assets	1,500	(2,354)
Accounts payable and accrued liabilities	(2,910)	(27,139)
Accrued interest payable	(6,563)	(6,557)
Other assets and liabilities, net	(5,052)	3,535
Total adjustments	8,383	19,386
Net cash provided by operating activities	96,473	67,492
Cash flows from investing activities:
Net capital additions	(82,906)	(82,921)
Acquisition of business	(2,729)	—
Distributions from investments and proceeds from the sale of property and equipment	1,206	230
Net cash used in investing activities	(84,429)	(82,691)
Cash flows from financing activities:
Repayments of long-term debt	(4,800)	(4,800)
Restricted cash	(1)	—
Proceeds from exercise of stock options	9	13
Repayment of capital lease obligations	(741)	(568)
Net cash used in financing activities	(5,533)	(5,355)
Net change	6,511	(20,554)
Cash, beginning of period	26,560	37,587
Cash, end of period	$33,071	$17,033

FAIRPOINT COMMUNICATIONS, INC.
Supplemental Financial Information
(Unaudited)

	3Q16	2Q16	1Q16	4Q15	3Q15	YTD 2016	YTD 2015
Summary Income Statement (in thousands):
Revenue:
Voice services	$74,916	$75,099	$75,903	$77,401	$81,247	$225,918	$246,011
Access	59,030	60,579	61,933	62,065	64,304	181,542	194,552
Data and Internet services	47,479	46,159	44,560	44,876	46,018	138,198	133,744
Regulatory funding (1)	12,691	13,117	13,117	13,143	17,927	38,925	40,675
Other services	13,025	11,603	11,303	12,339	12,073	35,931	34,659
Total revenue	207,141	206,557	206,816	209,824	221,569	620,514	649,641
Operating expenses:
Operating expenses, excluding depreciation and amortization (2)	74,240	89,256	102,147	90,907	92,838	265,643	375,109
Depreciation and amortization	54,918	55,105	57,638	56,399	56,296	167,661	167,420
Reorganization expense (post-emergence)	—	—	—	5	6	—	33
Total operating expenses	129,158	144,361	159,785	147,311	149,140	433,304	542,562
Income from operations	77,983	62,196	47,031	62,513	72,429	187,210	107,079
Other income/(expense):
Interest expense	(20,698)	(20,583)	(20,610)	(20,739)	(20,186)	(61,891)	(59,979)
Other income, net	91	95	158	60	153	344	425
Total other expense	(20,607)	(20,488)	(20,452)	(20,679)	(20,033)	(61,547)	(59,554)
Income before income taxes	57,376	41,708	26,579	41,834	52,396	125,663	47,525
Income tax benefit/(expense)	(17,169)	(12,393)	(8,011)	476	658	(37,573)	581
Net income	$40,207	$29,315	$18,568	$42,310	$53,054	$88,090	$48,106

Reconciliation of Adjusted EBITDA and Unlevered Free Cash Flow to Net Income (in thousands):
Net income	$40,207	$29,315	$18,568	$42,310	$53,054	$88,090	$48,106
Income tax (benefit)/expense	17,169	12,393	8,011	(476)	(658)	37,573	(581)
Interest expense	20,698	20,583	20,610	20,739	20,186	61,891	59,979
Depreciation and amortization	54,918	55,105	57,638	56,399	56,296	167,661	167,420
Pension expense (3a)	2,617	2,020	2,036	2,297	(1,861)	6,673	6,338
OPEB expense (3a)	(70,045)	(55,506)	(55,264)	(55,710)	(55,707)	(180,815)	(123,263)
Compensated absences (3b)	(2,838)	(2,226)	6,287	(3,995)	(6,084)	1,223	2,350
Severance	73	38	1,459	2	(106)	1,570	4,012
Restructuring costs (3c)	—	—	—	6	5	—	32
Other non-cash items, net (3e)	1,083	1,401	2,694	2,243	1,441	5,178	5,954
Labor negotiation related expense (3f)	—	—	—	95	160	—	48,838
All other allowed adjustments, net (3f)	7	(40)	(88)	(20)	(35)	(121)	(150)
Adjusted EBITDA (3)	63,889	63,083	61,951	63,890	66,691	188,923	219,035
Estimated Avoided Costs (6)	—	—	—	—	—	—	(27,000)
Adjusted EBITDA minus Estimated Avoided Costs	$63,889	$63,083	$61,951	$63,890	$66,691	$188,923	$192,035
Adjusted EBITDA minus Estimated Avoided Costs Margin	30.8%	30.5%	30.0%	30.4%	30.1%	30.4%	29.6%

Adjusted EBITDA (3)	$63,889	$63,083	$61,951	$63,890	$66,691	$188,923	$219,035
Pension contributions	(7,632)	(3,558)	—	(5,828)	(3,958)	(11,190)	(8,340)
OPEB payments	(1,614)	(1,182)	(1,414)	(1,505)	(1,457)	(4,210)	(4,092)
Capital expenditures	(30,221)	(26,805)	(25,880)	(33,238)	(28,193)	(82,906)	(82,921)
Unlevered Free Cash Flow (4)	24,422	31,538	34,657	23,319	33,083	90,617	123,682
Estimated Avoided Costs (6)	—	—	—	—	—	—	(27,000)
Unlevered Free Cash Flow minus Estimated Avoided Costs	$24,422	$31,538	$34,657	$23,319	$33,083	$90,617	$96,682

	3Q16	2Q16	1Q16	4Q15	3Q15	YTD 2016	YTD 2015
Reconciliation of Adjusted Operating Expenses to Operating Expenses, excluding depreciation and amortization (in thousands):
Operating expenses, excluding depreciation and amortization	$74,240	$89,256	$102,147	$90,907	$92,838	$265,643	$375,109
Pension expense	(2,617)	(2,020)	(2,036)	(2,297)	1,861	(6,673)	(6,338)
OPEB expense	70,045	55,506	55,264	55,710	55,707	180,815	123,263
Compensated absences	2,838	2,226	(6,287)	3,995	6,084	(1,223)	(2,350)
Severance	(73)	(38)	(1,459)	(2)	106	(1,570)	(4,012)
Other non-cash items, net	(1,172)	(1,456)	(2,764)	(2,284)	(1,558)	(5,392)	(6,228)
Labor negotiation related expense	—	—	—	(95)	(160)	—	(48,838)
All other allowed adjustments, net (3f)	(9)	—	—	—	—	(9)	—
Adjusted Operating Expenses (5)	143,252	143,474	144,865	145,934	154,878	431,591	430,606
Estimated Avoided Costs (6)	—	—	—	—	—	—	27,000
Adjusted Operating Expenses plus Estimated Avoided Costs	$143,252	$143,474	$144,865	$145,934	$154,878	$431,591	$457,606

Strategic Revenue Categorization and Product Revenue Detail (in millions): (7)
Growth (8)
Broadband (8a)	$36.0	$34.8	$34.0	$33.9	$34.9	$104.8	$101.7
Ethernet (8b)	24.9	24.9	23.6	24.8	24.8	73.4	71.1
Hosted and Advanced Services (8c)	4.7	4.1	3.8	3.7	3.6	12.6	9.7
Subtotal Growth	65.6	63.8	61.4	62.4	63.3	190.8	182.5
Growth as a % of Total Revenue	31.7%	30.9%	29.7%	29.7%	28.6%

Convertible (9)
Non-Ethernet Special Access (9a)	16.0	16.7	18.2	17.9	19.6	50.9	62.0
Business Voice (9b)	29.5	29.9	30.5	31.0	31.2	89.9	96.7
Other convertible (9c)	5.0	5.0	5.4	5.5	6.0	15.4	18.4
Subtotal Convertible	50.5	51.6	54.1	54.4	56.8	156.2	177.1
Convertible as a % of Total Revenue	24.4%	25.0%	26.2%	25.9%	25.6%

Legacy (10)
Residential Voice (10a)	53.9	53.4	53.9	53.8	57.7	161.2	172.2
Switched Access and Other (10b)	15.3	16.8	17.7	18.1	17.6	49.8	56.6
Subtotal Legacy	69.2	70.2	71.6	71.9	75.3	211.0	228.8
Legacy as a % of Total Revenue	33.4%	34.0%	34.6%	34.3%	34.0%

Regulatory funding (1)	12.7	13.1	13.1	13.2	17.9	38.9	40.6
Regulatory funding as a % of Total Revenue	6.1%	6.3%	6.3%	6.3%	8.1%

Miscellaneous (11)	9.1	7.9	6.6	7.9	8.3	23.6	20.6
Miscellaneous as a % of Total Revenue	4.4%	3.8%	3.2%	3.8%	3.7%

Total Revenue	$207.1	$206.6	$206.8	$209.8	$221.6	$620.5	$649.6

Summary Cash Flows (in thousands):
Cash Flows from operating activities:
Net income	$40,207	$29,315	$18,568	$42,310	$53,054	$88,090	$48,106
Deferred income taxes	17,057	12,215	7,908	343	(925)	37,180	(1,603)
Provision for uncollectible revenue	391	311	(1,406)	187	1,541	(704)	5,606
Depreciation and amortization	54,918	55,105	57,638	56,399	56,296	167,661	167,420
OPEB	(71,659)	(56,687)	(56,678)	(57,213)	(57,165)	(185,024)	(127,356)
Pension	(5,015)	(1,538)	2,036	(3,533)	(5,817)	(4,517)	(2,001)
Other non-cash items	2,349	2,658	3,768	2,148	2,245	8,775	8,420
Changes in assets and liabilities arising from operations	(12,183)	4,998	(7,803)	3,868	(11,374)	(14,988)	(31,100)
Net cash provided by operating activities	26,065	46,377	24,031	44,509	37,855	96,473	67,492
Net cash used in investing activities	(32,242)	(26,482)	(25,705)	(33,180)	(28,180)	(84,429)	(82,691)
Net cash used in financing activities	(1,868)	(1,843)	(1,822)	(1,802)	(1,790)	(5,533)	(5,355)
Net change	(8,045)	18,052	(3,496)	9,527	7,885	6,511	(20,554)
Cash, beginning of period	41,116	23,064	26,560	17,033	9,148	26,560	37,587
Cash, end of period	$33,071	$41,116	$23,064	$26,560	$17,033	$33,071	$17,033

	3Q16	2Q16	1Q16	4Q15	3Q15	YTD 2016	YTD 2015
Select Operating Metrics:
Broadband subscribers (12)	309,547	311,440	311,323	311,130	313,982
% change y-o-y	(1.4)%	(1.2)%	(1.7)%	(2.7)%	(4.2)%
% change q-o-q	(0.6)%	—%	0.1%	(0.9)%	(0.4)%

Ethernet Circuits	15,444	15,137	14,813	14,507	14,100
% change y-o-y	9.5%	10.7%	13.2%	15.0%	21.0%
% change q-o-q	2.0%	2.2%	2.1%	2.9%	3.1%

Residential voice lines	377,403	388,983	398,488	409,852	423,667
% change y-o-y	(10.9)%	(11.0)%	(11.7)%	(12.2)%	(12.4)%
% change q-o-q	(3.0)%	(2.4)%	(2.8)%	(3.3)%	(3.1)%

Employee Headcount	2,649	2,663	2,704	2,718	2,728
% change y-o-y	(2.9)%	(9.1)%	(9.7)%	(10.9)%	(11.7)%

(1) We receive certain federal and state government funding that we classify as regulatory funding including: CAF Phase II support effective January 1, 2015 to build and operate broadband services; CAF Phase II transition funding (scheduled to phase down over three-years); CAF Phase I frozen support (for Kansas and Colorado in 2015 and until a reverse auction is conducted); CAF funding under the CAF/ICC Order; and universal service fund support from certain states in which we operate.
(2) Excludes reorganization costs.
(3) For purposes of calculating Adjusted EBITDA (calculated in accordance with the definition of Consolidated EBITDA in the Company's credit agreement), the Company adjusts net income for interest, income taxes, depreciation and amortization, in addition to:
a) the add-back of aggregate pension and other post-employment benefits (OPEB) expense,
b) the add-back (or subtraction) of the adjustment to the compensated absences accrual to eliminate the impact of changes in the accrual,
c) the add-back of costs related to the reorganization, including professional fees for advisors and consultants,
d) the add-back of costs and expenses, including those imposed by regulatory authorities, with respect to casualty events, acts of God or force majeure to the extent they are not reimbursed from proceeds of insurance,
e) the add-back of other non-cash items, including stock compensation expense, except to the extent they will require a cash payment in a future period, and
f) the add-back (or subtraction) of other items, including facility and office closures, labor negotiation expenses (including losses related to disruption of operations), non-cash gains/losses, non-operating dividend and interest income and other extraordinary gains/losses.
(4) Unlevered Free Cash Flow refers to Adjusted EBITDA (calculated in accordance with the definition of Consolidated EBITDA in the Company's credit agreement) minus capital expenditures, cash pension contributions and cash payments for OPEB.
(5) For purposes of calculating Adjusted Operating Expenses, the Company adjusts operating expenses, excluding depreciation and amortization, for pension and OPEB expense see (3a), compensated absences see (3b), severance, storm expenses see (3d), other non-cash items, net see (3e), labor negotiation related expense see (3f), all other allowed adjustments, net see (3f) and settlement proceeds see (7).
(6) See "Use of Non-GAAP Financial Measures" above for information regarding the calculation. The first quarter of 2015 represents 39 business days of estimated avoided costs.
(7) Management believes the Strategic Revenue Categorization provides key metrics that will enhance investors' ability to evaluate our business and assist investors in their understanding of the changing composition of our revenue as well as period-to-period revenue trends as a result of product and service evolution within our industry.
(8) Growth revenue is comprised of products and services that are generally viewed as in-demand by telecommunications consumers over the medium- to long-term and are expected to increase over time.
a) Broadband revenue is comprised of both residential and business customers delivered through DSL, ADSL, VDSL or other similar services.
b) Ethernet revenue includes Ethernet over copper ("EOC") or Ethernet over fiber ("EOF") services delivered to end-users or to wholesalers, who then sell to their end-users.
c) Hosted and Advanced Services includes VoIP and other digital voice services including unified messaging and other IP features as well as revenue generated from our various advanced services including our value added reseller of unified communications, data networking and cabling infrastructure solutions, the next-generation emergency 9-1-1 contracts in several of our service territories as well as data center and managed services.
(9) Convertible revenues are revenues that could move from TDM-based technologies to Ethernet or other advanced services.
a) Non-Ethernet Special Access includes high-capacity circuits. The revenues are primarily comprised of business revenue from T1's, DS3's and SONET products.
b) Business Voice is traditional voice, long distance, ISDN and Centrex services for a business customer.
c) Other convertible revenue primarily includes Unbundled Network Element ("UNE"), Asynchronous Transfer Mode ("ATM"), Frame Relay, ISDN, Analog Private Line and Internet services such as dial-up.
(10) Legacy revenues are TDM-based voice related consumer revenue largely related to residential customers.
a) Residential Voice is comprised of TDM voice services to residential customers.
b) Switched Access and Other primarily includes Switched Transport, Local Switching, NECA pooling elements and colocation of miscellaneous equipment.
(11) Miscellaneous is comprised of special purpose projects, late payment fees from our customers and pole rental revenues among other various service revenues.
(12) Broadband subscribers include DSL, fiber-to-the-premise, cable modem and fixed wireless broadband, but exclude Ethernet and other high-capacity circuits.